Exhibit 99.1

                   Peoples BancTrust Names Walter A.
   Parrent President and Chief Executive Officer; Elam Holley Named
            President of Newly-Organized Birmingham Region

    SELMA, Ala.--(BUSINESS WIRE)--Sept. 9, 2005--The Peoples BancTrust Company, Inc. (NASDAQ SmallCap:PBTC) today announced that Walter A. Parrent was named President, Chief Executive Officer and a Director of the holding company, and its subsidiary, The Peoples Bank and Trust Company. He succeeds Elam P. Holley, Jr. who has been named President of the newly-organized Birmingham region and continues as a Director of The Peoples Bank and Trust Company and a Director of the holding company.
    "We are excited about Walter Parrent joining Peoples as President and CEO," stated Ted M. Henry, Chairman of the Board. "He brings over 40 years of banking experience, has a proven track record of growing banks in our region and has close ties to our local markets. He will be responsible for setting and executing our strategies to build long-term value for Peoples BancTrust shareholders. Walter's addition to our management team will allow Elam Holley to focus on our fastest growing region. We created the new region that includes Birmingham and Jefferson County, and the surrounding counties of Tuscaloosa, Shelby and Bibb, because of its importance to our future growth strategy. Elam's 32 years of experience with Peoples provides us with the proven management we need to assure our success in this market."
    Mr. Parrent (age 65) retired as President, Chief Executive Officer and a Director of Colonial Bank, Georgia Region, in April 2005. Prior to that, he held various executive positions with Colonial and other banks in Alabama. He is a native of Opelika, Alabama, where he started his banking career. Mr. Parrent has been actively involved in a number of professional, civic and church organizations. He is a graduate of the University of Alabama and Louisiana State University's Graduate School of Banking.
    "Walter is well known in our markets," continued Mr. Henry. "His wife, Sue Privett, is a native of Selma, and he previously served as Vice Chairman of Colonial Bank's Montgomery, Alabama, region."
    "Our management team, under the leadership of Elam Holley, has made tremendous strides in improving our credit quality and strengthening our balance sheet over the past three years. We are fortunate to attract Walter at this time to leverage the strengths of our organization, including partnering with Elam to accelerate our growth in the future," concluded Mr. Henry.
    "It is a real honor to join this 100 year old organization and be a part of their seasoned management team and outstanding Board of Directors," stated Mr. Parrent. "I look forward to building on the strong community base at Peoples. I believe we have excellent opportunities to grow the Bank's existing operations while expanding our opportunities in new markets to build long-term value for our shareholders."
    Elam Holley commented, "It's an exciting challenge to take the position of President of the Birmingham region. I look forward to working with Walter in leading our expansion efforts in the fast growing markets that surround the Birmingham area."
    In connection with Mr. Parrent's employment by The Peoples BancTrust Company, Inc., the Board of Directors adopted a Restricted Stock Plan and entered into a Restricted Stock Agreement under which Mr. Parrent will receive an award of 6,000 restricted shares of the Company's common stock, which vests over a three-year period beginning one year following his date of employment. The award of restricted shares will not be effective until all regulatory requirements are satisfied, including prior notification to NASDAQ. The Restricted Stock Plan and Agreement and other terms of Mr. Parrent's employment are included in the Company's Form 8-K filed with the Securities and Exchange Commission.

    About The Peoples BancTrust Company, Inc.

    The Peoples BancTrust Company, Inc., is the eighth largest bank headquartered in Alabama with assets of $782 million at June 30, 2005. It is the parent company of The Peoples Bank and Trust Company, which has 24 offices located in 11 Alabama counties (Autauga, Bibb, Butler, Dallas, Elmore, Jefferson, Lee, Montgomery, Shelby, Tallapoosa and Tuscaloosa).

    Forward Looking Statement

    Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on The Peoples BancTrust Company, Inc.'s operating results, performance or financial condition are competition, the demand for its products and services, the ability to expand, and numerous other factors as set forth in filings with the Securities and Exchange Commission.



    CONTACT: The Peoples BancTrust Company, Inc.
             Ted M. Henry, 334-875-1000